Exhibit 10.2

NOTE TERMINATION AGREEMENT

This NOTE TERMINATION AGREEMENT (this “Agreement”), dated March 24, 2016 (the “Effective Date”), by and between VAPE HOLDINGS, INC., a Delaware corporation (the “Borrower”), and JMJ FINANCIAL, a Nevada Sole Proprietorship (the “Lender”). Borrower and Lender are collectively referred to herein as “Parties.”

WHEREAS, the Borrower and the Lender entered into a $400,000 Convertible Note dated August 5, 2015 (the “Note”) and the Lender paid to the Borrower under the Note $125,000 in consideration at closing and $50,000 of consideration on December 15, 2015;

WHEREAS, in connection with the Note, the Borrower directed its transfer agent, Island Stock Transfer (since replaced by Action Stock Transfer) to reserve a certain amount of shares of common stock of Borrower for issuance to the Lender upon full conversion of the Note (currently 100,000,000 shares) in accordance with the terms thereof (the “Share Reserve Letter”);

WHEREAS, the terms of the Note do not permit the Borrower to repay the Note after 90 days after its effective date prior to maturity, but the Lender is permitting the Borrower to repay the Note prior to the maturity date of the Note and to cancel the Share Reserve Letter, and, following these actions, the Borrower and Lender wish to terminate the Note;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Note Pay-Off. The outstanding balance of the Note including principal and interest is $213,500. The Lender hereby agrees to permit the Borrower to repay the note in full for the sum of $213,500 (the “Payoff Amount”). Borrower will repay the Payoff Amount as follows:

a.        The Borrower shall pay $42,700 of the Payoff Amount (the “First Payment”) by wire transfer of immediately available funds on or before April 30, 2016 to Lender. The Borrower may prepay the First Payment at any time without penalty.

b.        The Borrower shall pay $42,700 of the Payoff Amount (the “Second Payment”) by wire transfer of immediately available funds on or before May 30, 2016 to Lender. The Borrower may prepay the Second Payment at any time without penalty.

c.        The Borrower shall pay $42,700 of the Payoff Amount (the “Third Payment”) by wire transfer of immediately available funds on or before June 30, 2016 to Lender. The Borrower may prepay the Third Payment at any time without penalty.

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d.        The Borrower shall pay $42,700 of the Payoff Amount (the “Fourth Payment”) by wire transfer of immediately available funds on or before July 30, 2016 to Lender. The Borrower may prepay the Fourth Payment at any time without penalty.

e.        The Borrower shall pay $42,700 of the Payoff Amount (the “Fifth Payment”) by wire transfer of immediately available funds on or before August 30, 2016 to Lender. The Borrower may prepay the Fifth Payment at any time without penalty.

2.        Standstill on Conversions. The Lender shall not submit any conversion notices except as otherwise provided in this Agreement (the “Standstill Period”). If the Borrower fails to make any of the above payments by the requisite time, the Standstill Period shall automatically terminate and the Lender may commence submitting conversion notices to the Borrower in accordance with the terms of the Note and the Share Reserve Letter.

3.        Note Termination. If the Borrower repays the Note as provided in Section 1 of this Agreement, then effective immediately upon Lender's receipt of the full Payoff Amount (the “Termination Date”), (A) the Share Reserve Letter shall be cancelled and the shares reserved thereunder shall be released, and (B) the Note shall be cancelled and terminated with no remaining obligations by either the Borrower or the Lender thereunder.

4.        Mutual Release. Effective immediately upon the Termination Date, each Party, on its own behalf and on behalf of each of its past and present principals, officers, directors, shareholders, employees, agents, representatives, affiliates, subsidiaries, divisions, predecessors, heirs, successors and administrators, hereby releases and forever discharges the other Party and each of its respective past and present affiliates, subsidiaries, predecessors, successors, and assigns, and each of its respective past and present members, shareholders, employees, agents, representatives, principals, officers and directors, of and from any and all demands, subpoenas, information requests, obligations, actions, claims (for indemnification or otherwise), causes of action, rights, debts, liabilities, damages, costs, losses, expenses and compensation of any kind, liquidated or unliquidated, anticipated or unanticipated, known or unknown, matured or unmatured, now or hereinafter existing arising out of or related to the Note and the Share Reserve Letter; provided, however, nothing contained herein shall relieve any party of any of its obligations under this Agreement, or extinguish or modify any rights that any party may have under this Agreement.

5.        Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California. Any disputes arising hereunder shall be resolved in the state or federal courts of Los Angeles County, California.

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6.        Descriptive Headings. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

7.        Counterparts. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed as original, and all of which constitute, collectively, one agreement.

8.        Effective Date. For all purposes hereof, this Agreement shall be deemed effective as of the date first mentioned above.

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be duly executed in its name by an authorized representative and is effective as of the Effective Date.

BORROWER:

VAPE HOLDINGS, INC.

By:	/s/
Name:	Justin Braune
Title:	Chief Executive Officer

LENDER:

JMJ FINANCIAL

By:	/s/
Name:
Title:	Principal

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